Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Donegal Group Inc.:

We consent to the incorporation by reference into this the Registration Statement on Form S-8 of Donegal Group Inc. of our report dated March 7, 2014, with respect to the consolidated balance sheet of Donegal Financial Services Corporation and subsidiary as of December 31, 2013, and the related consolidated statements of income, comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 2013, which report appears as a schedule to the December 31, 2013 annual report on Form 10-K of Donegal Group Inc.

/s/ BDO USA, LLP
Harrisburg, Pennsylvania
December 18, 2014